Exhibit 10(m)

TASTY BAKING COMPANY

DEFERRED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into on this ____ day of ______________, 20___, by and between Tasty Baking Company (the “Company”) and __________________________ (the “Grantee”)

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has established the Tasty Baking Company Deferred Stock Unit Plan for Directors (the “DSU Plan”) under the Company’s 2003 and 2006 Long Term Incentive Plans (these plans along with any other long term incentive plans adopted from time to time by the Committee that authorize grants under the DSU Plan collectively, the “LTIPs,” and individually, the “applicable LTIP”).

WHEREAS, the Committee has the authority under and pursuant to the LTIPs to grant and establish the terms of awards to eligible Directors of the Company; and

WHEREAS, the Committee desires to grant awards of Deferred Stock Units to the Grantee, subject to the terms and conditions of the applicable LTIP, the DSU Plan, the Award Notices and this Agreement.

In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:

1.  The Awards. The Awards granted to the Grantee hereunder are pursuant to the applicable LTIP and the DSU Plan. Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the applicable LTIP and the DSU Plan.

2.  Grant of Deferred Stock Units.

Subject to the terms and conditions set forth in the LTIPs, the DSU Plan (including, without limitation, equitable adjustment under Section D.3 of the DSU Plan) and this Agreement, the Grantee shall acquire the number of Deferred Stock Units set forth in the Award Notice (the “Award”), for each fiscal quarter of the Company ending after February 15, 2007, equivalent in value to $4,000 on the last day of such quarter, provided that Grantee is a Director of the Company on the last day of such quarter.

3.  Vesting of Deferred Stock Units. Subject to Paragraph 4 below, the Deferred Stock Units granted hereunder shall vest in accordance with the terms of the DSU Plan.

4.  Termination of Service After Vesting. Upon the Grantee’s termination of service as a Director of the Company after the completion of five or more years of continuous service (whether before or after the establishment of the Plan), the Grantee shall be entitled to receive payment in shares of common stock of the Company equal to the number of vested Deferred Stock Units that are credited to the Grantee’s account under the DSU Plan. Payment shall be made in a lump sum or in annual installments as elected by the Grantee in accordance with the terms of the DSU Plan.

5.  No Rights to Continue as a Director. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to remain on the Board of Directors of the Company.

6.  Rights as a Stockholder. The Grantee shall have no rights as a stockholder with respect to any shares which may be issued in payment of the Deferred Stock Units until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in the DSU Plan and this Agreement.

7.  Legends. The Company may at any time place legends referencing any applicable federal or state securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in the possession of the Grantee in order to carry out the provisions of this Section.

8.  Nontransferability of Deferred Stock Units. Prior to the issuance of shares of common stock on the payment date, neither this Agreement nor any of the Deferred Stock Units subject to this Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Grantee, except transfer by will or by the laws of descent and distribution. All rights with respect to the Agreement shall be exercisable during the Grantee’s lifetime only by the Grantee or the Grantee’s guardian or legal representative.

9.  Amendments. The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Grantee’s rights under this Agreement without the consent of the Grantee, except to the extent such amendment is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable law or to prevent a detrimental accounting impact. No amendment or addition to this Agreement shall be effective unless in writing.

10.  Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee’s last known address, or such other address as the Grantee may designate in writing to the Company, or to the Company, Attention: General Counsel, or such other address as the Company may designate in writing to the Grantee.

11.  Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Grantee and the Grantee’s heirs, executors, administrators, successors and assigns.

12.  Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13.  Integrated Agreement. The Award Notice, this Agreement, the applicable LTIP and the DSU Plan constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Award Notice and this Agreement shall survive any payment of the award and shall remain in full force and effect.

14.  Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without effect to the conflicts of laws principles thereof.

15.  Authority. The Committee shall have full authority to interpret and construe the terms of the LTIPs, the DSU Plan, the Award Notice, and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.

IN WITNESS WHEREOF, Tasty Baking Company and the Grantee have caused this Agreement to be executed this _______ day of _________________, 20__.

ATTEST:	TASTY BAKING COMPANY

_______________________________	By:________________________________
Charles P. Pizzi
President and Chief Executive Officer

WITNESS:	GRANTEE

_________________________________	______________________________________